DATE: August 2, 2018
XENIA HOTELS & RESORTS REPORTS SECOND QUARTER 2018 RESULTS
Orlando, FL – August 2, 2018 – Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced results for the quarter ended June 30, 2018.
Second Quarter 2018 Highlights

▪
Net Income: Net income attributable to common stockholders was $28.8 million and net income per diluted share was $0.26, a 58.5% and 60.0% decline, respectively, year over year due to a $49.2 million gain on sale of investment properties during the second quarter 2017.

▪	Same-Property RevPAR: Same-Property RevPAR increased 3.4% compared to the second quarter of 2017 to $177.99, as occupancy increased 190 basis points and ADR increased 1.0%.

▪	Same-Property Hotel EBITDA Margin: Same-Property Hotel EBITDA Margin was 33.5%, an increase of 32 basis points compared to the second quarter of 2017.

▪	Total Portfolio RevPAR: Total Portfolio RevPAR was $178.04, 8.5% higher than in the second quarter of 2017, reflecting portfolio performance and the change in portfolio composition.

▪	Adjusted EBITDAre: Adjusted EBITDAre increased $10.3 million to $89.8 million, an increase of 12.9% compared to the second quarter of 2017.

▪	Adjusted FFO per Diluted Share: Adjusted FFO per diluted share was $0.66, an increase of 11.9% compared to the second quarter of 2017.

▪	Financing Activity: The Company paid off four mortgage loans totaling $210 million and executed two swap transactions totaling $65 million.

▪	Capital Markets Activity: The Company issued $122.2 million of common stock under its At-The-Market program.

▪	Dividends: The Company declared its second quarter dividend of $0.275 per share to common stockholders of record on June 29, 2018.
“Our second quarter operating results met our expectations as strong April performance drove a 3.4% RevPAR increase for the quarter," commented Marcel Verbaas, Chairman and Chief Executive Officer of Xenia.  "Top-line performance was particularly strong in Dallas, as healthy group business contributed to RevPAR growth of 14.1%, and San Francisco, where robust transient demand lead to a 10.6% RevPAR increase for the quarter. Additionally, we began to see the early benefit of our recent renovations at the Westin Galleria and Westin Oaks which, coupled with easier year-over-year comparisons, resulted in a 12.2% RevPAR increase at our Houston hotels.  We were pleased with our margin growth of 32 basis points during the quarter, as total expenses increased by a modest 2.1%. As we look ahead, we remain cautiously optimistic about operating fundamentals and we look forward to reaping the full benefit of the seven guestroom renovations we completed in the first half of 2018.  Although our on-going capital projects, which include guestroom renovations at Marriott Dallas City Center and Hyatt Regency Grand Cypress as well as meeting space renovations at our Houston hotels, are creating varying levels of disruption to operations in the third quarter, we believe the significant improvements we are making to our portfolio in 2018 will further enhance our competitive positioning as we look toward 2019 and beyond.”

Year to Date Highlights

▪	Net Income: Net income attributable to common stockholders was $84.5 million and net income per diluted share was $0.78, an 8.9% and 8.3%, respectively, increase year over year.

▪	Same-Property RevPAR: Same-Property RevPAR increased 0.4% to $168.77 compared to the six months ended June 30, 2017, as occupancy increased 60 basis points and ADR declined 0.4%.

▪	Same-Property Hotel EBITDA Margin: Same-Property Hotel EBITDA Margin was 31.8%, a decrease of 16 basis points compared to the six months ended June 30, 2017.

▪	Total Portfolio RevPAR: Total Portfolio RevPAR was $168.25, an 8.0% increase year over year, reflecting portfolio performance and the change in portfolio composition.

▪
Adjusted EBITDAre: Adjusted EBITDAre was $163.6 million, an increase of 18.0% from 2017, primarily as a result of acquisitions that took place in 2017 and the corresponding changes to seasonality of earnings.

▪	Adjusted FFO per Diluted Share: The Company generated Adjusted FFO per diluted share of $1.18, a 13.5% increase from 2017.

Operating Results
The Company’s results include the following:

	Three Months Ended June 30,				Six Months Ended June 30,
	2018	2017	Change		2018	2017	Change
	($ amounts in thousands, except hotel statistics and per share amounts)
Net income attributable to common stockholders	$28,794	$69,418	(58.5)%		$84,451	$77,531	8.9%
Net income per share available to common stockholders	$0.26	$0.65	(60.0)%		$0.78	$0.72	8.3%

Same-Property Number of Hotels	38	38	—		38	38	—
Same-Property Number of Rooms	10,852	10,888	(36)		10,852	10,888	(36)
Same-Property Occupancy(1)	80.1%	78.2%	190	bps	77.1%	76.5%	60	bps
Same-Property Average Daily Rate(1)	$222.21	$220.11	1.0%		$218.88	$219.84	(0.4)%
Same-Property RevPAR(1)	$177.99	$172.20	3.4%		$168.77	$168.15	0.4%
Same-Property Hotel EBITDA(1)(2)	$92,775	$89,618	3.5%		$169,535	$169,898	(0.2)%
Same-Property Hotel EBITDA Margin(1)(2)	33.5%	33.2%	32	bps	31.8%	31.9%	(16	) bps

Total Portfolio Number of Hotels(3)	38	37	1		38	37	1
Total Portfolio Number of Rooms(3)	10,852	10,775	77		10,852	10,775	77
Total Portfolio RevPAR(4)	$178.04	$164.10	8.5%		$168.25	$155.72	8.0%

Adjusted EBITDAre(2)	$89,847	$79,576	12.9%		$163,581	$138,685	18.0%
Adjusted FFO(2)	$71,917	$63,324	13.6%		$128,104	$110,929	15.5%
Adjusted FFO per diluted share	$0.66	$0.59	11.9%		$1.18	$1.04	13.5%

(1)
"Same-Property” includes all hotels owned as of June 30, 2018. "Same-Property" includes periods prior to the Company’s ownership of Hyatt Regency Grand Cypress, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Royal Palms Resort & Spa, and The Ritz-Carlton, Pentagon City, and excludes the NOI guaranty payment at Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented. The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items, such as amounts related to guaranty/key money payments, that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.

(2)
See tables later in this press release for reconciliations from net income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate ("EBITDAre"), Adjusted EBITDAre, Funds From Operations ("FFO"), Adjusted FFO, and Same-Property Hotel EBITDA. EBITDA, EBITDAre, Adjusted EBITDAre, FFO, Adjusted FFO, Same-Property Hotel EBITDA, and Same-Property Hotel EBITDA Margin are non-GAAP financial measures.

(3)	As of end of periods presented.

(4)	Results of all hotels as owned during the periods presented, including the results of hotels sold or acquired for the actual period of ownership by the Company.
Business Interruption Insurance Proceeds
During the quarter, the Company received $2.6 million of business interruption insurance proceeds related to business lost at Hyatt Centric Key West Resort & Spa in 2017 and 2018 as a result of Hurricane Irma.  Approximately $1.4 million of the proceeds related to lost income in the third and fourth quarters of 2017, with the remaining $1.2 million attributable to lost income from the first quarter of 2018.  The Company anticipates receiving additional business interruption insurance proceeds related to the impact of Hurricanes Harvey and Irma at Marriott Woodlands Waterway Hotel & Convention Center and Hyatt Centric Key West Resort & Spa, respectively, and continues to work with its insurers on claims related to the 2017

California wildfires that impacted Andaz Napa and Marriott Napa Valley Hotel & Spa.  The Company cannot provide assurances as to the amount or timing of additional insurance settlements.
Financings and Balance Sheet
In April, the Company paid off the $21.5 million mortgage loan collateralized by Andaz Savannah. In May, the Company paid off the $41.0 million mortgage loan collateralized by Hotel Monaco Denver and the $37.5 million mortgage loan collateralized by Loews New Orleans Hotel. Additionally, in June the Company paid off the $110 million mortgage loan collateralized by Westin Galleria Houston & Westin Oaks Houston at The Galleria.
Also during the quarter, the Company executed swaps to fix the interest rate on the loan collateralized by The Ritz-Carlton, Pentagon City effective June 1, 2018 through January 2023.
As of June 30, 2018, the Company had total outstanding debt of $1.1 billion with a weighted average interest rate of 3.78%. Over 85% of the Company's debt has interest rates which are fixed or have been hedged to fixed. In addition, the Company had $184.8 million of cash and cash equivalents, and full availability on its $500 million unsecured credit facility. Total net debt to trailing twelve month Corporate EBITDA (as defined in Section 1.01 of the Company's unsecured credit facility) was 3.3x.
Capital Markets
During the quarter, the Company issued 5,090,656 shares of its common stock through its At-The-Market ("ATM") program at a weighted average share price of $24.01 for total gross proceeds of $122.2 million. As of June 30, 2018, the Company had $77.8 million available for sale under the ATM program.
The Company did not repurchase any shares under its existing share repurchase authorization during the quarter.
"During the first half of 2018, we made several moves that further position the company for future investment opportunities. We sold the Aston Waikiki Beach Hotel for $200 million and raised over $120 million of equity capital, each at attractive levels, thereby reducing our leverage level from 4.2x at year end 2017 to 3.3x net debt to EBITDA at the end of the second quarter. Since the beginning of the year, we have further fixed and paid down debt, which reduced our interest expense, addressed most 2019 maturities, and improved our fixed-to-floating ratio. Our balance sheet is amongst the healthiest relative to our peers, which we expect to be an advantage as we look to grow the company over the near term. As to internal growth opportunities, we completed a significant level of renovation activity in the first half of the year and expect these improvements to generate strong returns in the quarters ahead," said Atish Shah, Chief Financial Officer of Xenia.
Capital Expenditures
During the three and six months ended June 30, 2018, the Company invested $32 million and $56 million in its portfolio, respectively. During the quarter, the Company completed the guestroom renovation at Westin Oaks Houston, which included the renovation of all traditional guestrooms, guest corridors, and bathrooms, bathtub to shower conversions in 75% of the guestrooms, new mattresses, TVs, amenity cabinets with under counter refrigerators, the conversion of all double queen-bedded rooms to double kings, and the transformation of 16 large guestrooms into one-bedroom suites. The hotel's five premium suites are the final stage of the guestroom renovation project and are expected to be completed early in the fourth quarter 2018.
The Company commenced guestroom renovations at Marriott Dallas City Center, which will include bathtub to shower conversions in 75% of the guestrooms, and Hyatt Regency Grand Cypress, both of which are expected to be completed during the third quarter. The Company also continued the planning and design of the new ballroom at Hyatt Regency Grand Cypress. Additionally, the Company began the renovation of the meeting space at Westin Galleria Houston, which is anticipated to conclude during the third quarter, and the renovation of the Marriott Woodlands Waterway Hotel & Convention Center meeting space, which includes the 66,000 square feet of event and pre-function space at the property.

Capital spent during the quarter also included payments for renovations completed or substantially completed during the first quarter 2018, including:

•	Guestroom renovations at Lorien Hotel & Spa, Hotel Monaco Denver, Residence Inn Denver City Center, Hilton Garden Inn Washington DC, Marriott Chicago at Medical District/UIC, and Andaz Savannah;

•	Lobby and great room renovation at Marriott San Francisco Airport Waterfront;

•	Restaurant reconcepting and renovations at King Tide Fish & Shell at RiverPlace Hotel and Fisk & Co. at Hotel Monaco Chicago; and,

•	Transformation of 24th floor at Westin Galleria Houston, including the creation of a concierge lounge and fitness center.
2018 Outlook and Guidance
The Company's outlook for 2018 is based on the current economic environment, incorporates all expected renovation disruption, and assumes no additional acquisitions, dispositions, equity offerings, or share repurchases. Same-Property RevPAR change includes all 38 hotels owned as of August 2, 2018.

	2018 Guidance		Variance to Prior Guidance
	Low End	High End	Low End	High End
	($ amounts in millions, except per share data)
Net Income	$108	$118	$3	$3
Same-Property RevPAR Change	0.50%	2.00%	—%	—%
Adjusted EBITDAre	$289	$299	$3	$3
Adjusted FFO	$234	$244	$6	$6
Adjusted FFO per Diluted Share	$2.12	$2.21	$(0.01)	$(0.02)
Capital Expenditures	$105	$120	$(10)	$(15)

Additional guidance details:

•	Disruption due to renovations is expected to negatively impact Same-Property RevPAR Change by 75 to 100 basis points.

•	General and administrative expense of $21 million to $23 million, excluding non-cash share-based compensation.

•	Interest expense of approximately $48 million, excluding non-cash loan related costs.

•	Income tax expense of approximately $7 million.

•	The issuance of shares through the ATM program through August 2, 2018 negatively impacted full year 2018 Adjusted FFO per Diluted Share by approximately $0.08.
Second Quarter 2018 Earnings Call
The Company will conduct its quarterly conference call on Thursday, August 2, 2018 at 1:00 PM Eastern Time. To participate in the conference call, please dial (855) 656-0921. Additionally, a live webcast of the conference call will be available through the Company’s website, www.xeniareit.com. A replay of the conference call will be archived and available online through the Investor Relations section of the Company’s website for 90 days.
About Xenia Hotels & Resorts, Inc.
Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests primarily in premium full service and lifestyle hotels, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. The

Company owns 38 hotels, including 36 wholly owned hotels, comprising 10,852 rooms, across 17 states and the District of Columbia. Xenia’s hotels are primarily in the luxury and upper upscale segments, and operated and/or licensed by industry leaders such as Marriott®, Hyatt®, Kimpton®, Fairmont®, Hilton®, and Loews®, as well as leading independent management companies including Sage Hospitality, The Kessler Collection, Urgo Hotels & Resorts, and Davidson Hotels & Resorts. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.
This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are not historical facts but are based on certain assumptions of management and describe the Company's future plans, strategies and expectations. Forward-looking statements are generally identifiable by use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “illustrative,” references to "outlook" and "guidance," and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Forward-looking statements in this press release include, among others, statements about our plans, strategies, the outlook for RevPAR growth, Net Income, Adjusted EBITDAre, Adjusted FFO, Adjusted FFO per share, capital expenditures and derivations thereof, financial performance, prospects or future events. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, which are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages and benefits, energy costs and other operating costs, actual or threatened terrorist attacks, information technology failures, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured or underinsured losses, including those relating to natural disasters, terrorism, or cyber incidents; (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns, (ix) levels of spending in business and leisure segments as well as consumer confidence (x) declines in occupancy and average daily rate, (xi) the seasonal and cyclical nature of the real estate and hospitality businesses, (xii) changes in distribution arrangements, such as through Internet travel intermediaries, (xiii) relationships with labor unions and changes in labor laws, (xiv) the impact of changes in the tax code as a result of recent U.S. federal income tax reform and uncertainty as to how some of those changes may be applied, and (xv) the risk factors discussed in the Company’s Annual Report on Form 10-K, as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.xeniareit.com.
All information in this press release is as of the date of its release. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.
Availability of Information on Xenia's Website
Investors and others should note that Xenia routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts and the Xenia Investor Relations website. While not all the information that the Company posts to the Xenia Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Xenia to review the information that it shares at the Investor Relations link located on www.xeniareit.com. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Email Alerts / Investor Information" in the "Corporate Overview" section of Xenia’s Investor Relations website at www.xeniareit.com.
Contact:
Lisa Ramey, Vice President - Finance, Xenia Hotels & Resorts, (407) 246-8111
For additional information or to receive press releases via email, please visit our website at www.xeniareit.com.

Xenia Hotels & Resorts, Inc.
Condensed Consolidated Balance Sheets
As of June 30, 2018 and December 31, 2017

($ amounts in thousands, except per share data)

	June 30, 2018	December 31, 2017
Assets	(Unaudited)	(Audited)
Investment properties:
Land	$440,930	$440,930
Buildings and other improvements	2,935,912	2,878,375
Total	$3,376,842	$3,319,305
Less: accumulated depreciation	(703,798)	(628,450)
Net investment properties	$2,673,044	$2,690,855
Cash and cash equivalents	184,809	71,884
Restricted cash and escrows	63,000	58,520
Accounts and rents receivable, net of allowance for doubtful accounts	42,728	35,865
Intangible assets, net of accumulated amortization of $5,134 and $3,286, respectively	66,153	68,000
Other assets	53,981	37,512
Assets held for sale	—	152,672
Total assets (including $69,576 and $70,269, respectively, related to consolidated variable interest entities)	$3,083,715	$3,115,308
Liabilities
Debt, net of loan discounts and unamortized deferred financing costs	$1,117,750	$1,322,593
Accounts payable and accrued expenses	84,180	77,005
Distributions payable	31,335	29,930
Other liabilities	43,714	40,694
Total liabilities (including $46,303 and $46,637, respectively, related to consolidated variable interest entities)	$1,276,979	$1,470,222
Commitments and Contingencies
Stockholders' equity
Common stock, $0.01 par value, 500,000,000 shares authorized, 111,929,945 and 106,735,336 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	1,120	1,068
Additional paid in capital	2,044,132	1,924,124
Accumulated other comprehensive income	22,169	10,677
Accumulated distributions in excess of net earnings	(296,830)	(320,964)
Total Company stockholders' equity	$1,770,591	$1,614,905
Non-controlling interests	36,145	30,181
Total equity	$1,806,736	$1,645,086
Total liabilities and equity	$3,083,715	$3,115,308

Xenia Hotels & Resorts, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income
For the Three and Six Months Ended June 30, 2018 and 2017
(Unaudited)
($ amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
Rooms revenues	$175,823	$164,868	$338,405	$309,319
Food and beverage revenues	86,419	66,552	172,835	128,376
Other revenues	14,815	12,972	30,316	25,157
Total revenues	$277,057	$244,392	$541,556	$462,852
Expenses:
Rooms expenses	38,132	35,349	77,176	68,979
Food and beverage expenses	53,528	41,798	106,503	80,982
Other direct expenses	4,715	3,303	9,189	6,309
Other indirect expenses	63,068	55,441	126,393	108,713
Management and franchise fees	12,447	11,722	24,007	23,100
Total hotel operating expenses	$171,890	$147,613	$343,268	$288,083
Depreciation and amortization	38,602	36,625	77,403	73,104
Real estate taxes, personal property taxes and insurance	11,819	10,696	23,679	22,056
Ground lease expense	1,141	1,409	2,707	2,785
General and administrative expenses	7,873	7,844	15,932	16,222
Gain on business interruption insurance	(2,649)	—	(2,649)	—
Acquisition and terminated transaction costs	222	1,260	222	1,265
Total expenses	$228,898	$205,447	$460,562	$403,515
Operating income	$48,159	$38,945	$80,994	$59,337
Gain on sale of investment properties	9	49,176	42,294	49,176
Other income	446	186	832	338
Interest expense	(13,053)	(11,146)	(26,769)	(21,297)
Loss on extinguishment of debt	(384)	(274)	(465)	(274)
Net income before income taxes	$35,177	$76,887	$96,886	$87,280
Income tax expense	(5,646)	(5,889)	(10,311)	(8,055)
Net income	$29,531	$70,998	$86,575	$79,225
Non-controlling interests in consolidated real estate entities	(20)	(126)	159	(54)
Non-controlling interests of common units in Operating Partnership	(717)	(1,454)	(2,283)	(1,640)
Net income attributable to non-controlling interests	$(737)	$(1,580)	$(2,124)	$(1,694)
Net income attributable to common stockholders	$28,794	$69,418	$84,451	$77,531

Xenia Hotels & Resorts, Inc.
Consolidated Statements of Operations and Comprehensive Income - Continued
For the Three and Six Months Ended June 30, 2018 and 2017
(Unaudited)
($ amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Basic and diluted earnings per share
Net income per share available to common stockholders - basic and diluted	$0.26	$0.65	$0.78	$0.72
Weighted average number of common shares (basic)	108,956,408	106,769,003	107,874,640	106,806,664
Weighted average number of common shares (diluted)	109,220,220	107,005,884	108,115,441	107,033,619

Comprehensive Income:
Net income	$29,531	$70,998	$86,575	$79,225
Other comprehensive income:
Unrealized gain (loss) on interest rate derivative instruments	3,643	(2,815)	12,459	(1,672)
Reclassification adjustment for amounts recognized in net income (interest expense)	(606)	693	(660)	1,505
	$32,568	$68,876	$98,374	$79,058
Comprehensive (income) loss attributable to non-controlling interests:
Non-controlling interests in consolidated real estate entities	(20)	(126)	159	(54)
Non-controlling interests of common units in Operating Partnership	(796)	(1,411)	(2,590)	(1,637)
Comprehensive income attributable to non-controlling interests	$(816)	$(1,537)	$(2,431)	$(1,691)
Comprehensive income attributable to the Company	$31,752	$67,339	$95,943	$77,367

Non-GAAP Financial Measures
The Company considers the following non-GAAP financial measures to be useful to investors as key supplemental measures of operating performance: EBITDA, EBITDAre, Adjusted EBITDAre, Same Property Hotel EBITDA, Same-Property Hotel EBITDA Margin, FFO, Adjusted FFO, and Adjusted FFO per diluted share. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss, operating profit, cash from operations, or any other operating performance measure as prescribed per GAAP.
EBITDA, EBITDAre and Adjusted EBITDAre
EBITDA is a commonly used measure of performance in many industries and is defined as net income or loss (calculated in accordance with GAAP) excluding interest expense, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company considers EBITDA useful to an investor regarding results of operations, in evaluating and facilitating comparisons of operating performance between periods and between REITs by removing the impact of capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from operating results, even though EBITDA does not represent an amount that accrues directly to common stockholders. In addition, EBITDA is used as one measure in determining the value of hotel acquisitions and dispositions and along with FFO and Adjusted FFO, it is used by management in the annual budget process for compensation programs.
We then calculate EBITDAre in accordance with standards established by the National Association of Real Estate Investment Trusts ("Nareit"), which we adopted on January 1, 2018. Nareit defines EBITDAre as EBITDA plus or minus losses and gains on the disposition of depreciated property, including gains/losses on change of control, plus impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of the depreciated property in the affiliate, and adjustments to reflect the entity's share of EBITDAre of unconsolidated affiliates.
We further adjust EBITDAre to exclude the impact of non-controlling interests in consolidated entities other than our Operating Partnership units because our Operating Partnership units may be redeemed for common stock. We believe it is meaningful for the investor to understand Adjusted EBITDAre attributable to all common stock and Operating Partnership unit holders. We also adjust EBITDAre for certain additional items such as hotel property acquisition and pursuit costs, amortization of share-based compensation, the cumulative effect of changes in accounting principles, and other costs we believe do not represent recurring operations and are not indicative of the performance of our underlying hotel property entities. We believe Adjusted EBITDAre attributable to common stock and units holders provides investors with another financial measure in evaluating and facilitating comparison of operating performance between periods and between REITs that report similar measures.
Prior to the adoption of EBITDAre on January 1, 2018, we historically presented EBITDA attributable to common stock and unit holders, which excluded depreciation expense related to corporate level assets and the allocation of EBITDA to noncontrolling interests in our consolidated investments in real estate entities.  In order to calculate EBITDAre in accordance with Nareit's definition, these adjustments are now made to derive Adjusted EBITDAre.  Therefore, there were no retrospective changes to Adjusted EBITDA as historically presented upon conversion to Adjusted EBITDAre.
Same-Property Hotel EBITDA and Same-Property Hotel EBITDA Margin
Same-Property hotel data includes the actual operating results for all hotels owned as of the end of the reporting period. We then adjust the Same-Property hotel data for comparability purposes by including pre-acquisition operating results of asset(s) acquired during the period, which provides the investor a basis for understanding the acquisition(s) historical operating trends and seasonality. The pre-acquisition operating results for the comparable period are obtained from the seller and/or manager of the hotels during the acquisition due diligence process and have not been audited or reviewed by our independent auditors. We further adjust the Same-Property hotel data to remove dispositions during the respective reporting periods, and, in certain cases, hotels that are not fully open due to renovation, re-positioning, or disruption or whose room counts have materially changed during either the current or prior year as these historical operating results are not indicative of or expected to be comparable to the operating performance of our hotel portfolio on a prospective basis.
Same-Property Hotel EBITDA represents net income excluding: (1) interest expense, (2) income taxes, (3) depreciation and amortization, (4) corporate-level costs and expenses, (5) hotel acquisition and terminated transaction costs, and (6) certain state and local excise taxes resulting from our ownership structure. We believe that Same-Property Hotel EBITDA provides our investors a useful financial measure to evaluate our hotel operating performance, excluding the impact of our capital structure (primarily interest), our asset base (primarily depreciation and amortization), income taxes, and our corporate-level expenses (corporate expenses and hotel acquisition and terminated transaction costs). We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and the effectiveness of our third-party management companies that operate our business on a property-level basis. Same-Property Hotel EBITDA Margin is calculated by dividing Same-Property Hotel EBITDA by Same-Property Total Revenues.
As a result of these adjustments the Same-Property hotel data we present does not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.
We include Same-Property hotel data as supplemental information for investors. Management believes that providing Same-Property hotel data is useful to investors because it represents comparable operations for our portfolio as it exists at the end of the respective reporting periods presented, which allows investors and management to evaluate the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at Same-Property hotels or from other factors, such as the effect of acquisitions or dispositions.
FFO and Adjusted FFO
The Company calculates FFO in accordance with standards established by Nareit, which defines FFO as net income or loss (calculated in accordance with GAAP), excluding real estate-related depreciation, amortization and impairments, gains (losses) from sales of real estate, the cumulative effect of changes in accounting principles, similar adjustments for unconsolidated partnerships and joint ventures, and items classified by GAAP as extraordinary. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. The Company believes that the presentation of FFO provides useful supplemental information to investors regarding operating performance by excluding the effect of real estate depreciation and amortization, gains (losses) from sales for real estate, impairments of real estate assets, extraordinary items and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance. The Company believes that the presentation of FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders. The calculation of FFO may not be comparable to measures calculated by other companies who do not use the Nareit definition of FFO or do not calculate FFO per diluted share in accordance with Nareit guidance. Additionally, FFO may not be helpful when comparing Xenia to non-REITs. The Company presents FFO attributable to common stock and unit holders, which includes its Operating Partnership units because its Operating Partnership units may be redeemed for common stock. The Company believes it is meaningful for the investor to understand FFO attributable to all common stock and Operating Partnership units.
The Company further adjusts FFO for certain additional items that are not in Nareit’s definition of FFO such as hotel property acquisition and pursuit costs, amortization of debt origination costs and share-based compensation, and other expenses it believes do not represent recurring operations. The Company believes that Adjusted FFO provides investors with useful supplemental information that may facilitate comparisons of ongoing operating performance between periods and between REITs that make similar adjustments to FFO and is beneficial to investors’ complete understanding of operating performance.
Adjusted FFO per diluted share
The Company calculates Adjusted FFO per diluted share by dividing the Adjusted FFO for the respective period by the diluted weighted average number of shares of common stock for the corresponding period.  The Company’s diluted weighted average number of common shares outstanding is calculated by taking the weighted average of the common stock outstanding for the respective period plus the effect of any dilutive securities.  Any anti-dilutive securities are excluded from the diluted earnings per-share calculation.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to EBITDA, EBITDAre, Adjusted EBITDAre and Same-Property Hotel EBITDA
For the Three and Six Months Ended June 30, 2018 and 2017
(Unaudited)
($ amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income	$29,531	$70,998	$86,575	$79,225
Adjustments:
Interest expense	13,053	11,146	26,769	21,297
Income tax expense	5,646	5,889	10,311	8,055
Depreciation and amortization	38,602	36,625	77,403	73,104
EBITDA	$86,832	$124,658	$201,058	$181,681
Gain on sale of investment properties	(9)	(49,176)	(42,294)	(49,176)
EBITDAre	$86,823	$75,482	$158,764	$132,505

Reconciliation to Adjusted EBITDAre
Non-controlling interests in consolidated real estate entities	(20)	(126)	159	(54)
Adjustments related to non-controlling interests in consolidated real estate entities	(352)	(330)	(695)	(652)
Depreciation and amortization related to corporate assets	(99)	(103)	(203)	(223)
Loss on extinguishment of debt	384	274	465	274
Acquisition and terminated transaction costs	222	1,260	222	1,265
Amortization of share-based compensation expense	2,757	2,951	4,827	5,182
Amortization of above and below market ground leases and straight-line rent expense	122	168	237	388
Other non-recurring expenses	10	—	(195)	—
Adjusted EBITDAre attributable to common stock and unit holders	$89,847	$79,576	$163,581	$138,685
Corporate-level costs and expenses	5,613	5,497	12,165	12,126
Income from sold properties	(36)	(9,180)	(3,562)	(16,521)
Pro forma hotel level adjustments, net(1)	—	13,725	—	36,272
Gain on business interruption insurance and other reimbursements(2)	(2,649)	—	(2,649)	(664)
Same-Property Hotel EBITDA attributable to common stock and unit holders(3)	$92,775	$89,618	$169,535	$169,898
(1) Adjusted to include the results of Hyatt Regency Grand Cypress, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Royal Palms Resort & Spa, and The Ritz-Carlton, Pentagon City for periods prior to Company ownership.
(2) Other reimbursements include the NOI guaranty payment at Andaz San Diego.
(3) See the reconciliation of Total Revenues and Total Expenses on a consolidated GAAP basis to Total Same-Property Revenues and Total Same-Property Expenses and the calculation of Same-Property Hotel EBITDA and Hotel EBITDA Margin for the three and six months ended June 30, 2018 on page 17.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to FFO and Adjusted FFO
For the Three and Six Months Ended June 30, 2018 and 2017
(Unaudited)
($ amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income	$29,531	$70,998	$86,575	$79,225
Adjustments:
Depreciation and amortization related to investment properties	38,503	36,522	77,200	72,881
Gain on sale of investment properties	(9)	(49,176)	(42,294)	(49,176)
Non-controlling interests in consolidated real estate entities	(20)	(126)	159	(54)
Adjustments related to non-controlling interests in consolidated real estate entities	(226)	(226)	(452)	(451)
FFO attributable to common stock and unit holders	$67,779	$57,992	$121,188	$102,425
Reconciliation to Adjusted FFO
Loss on extinguishment of debt	384	274	465	274
Acquisition and terminated transaction costs	222	1,260	222	1,265
Loan related costs, net of adjustment related to non-controlling interests(1)	643	679	1,360	1,395
Amortization of share-based compensation expense	2,757	2,951	4,827	5,182
Amortization of above and below market ground leases and straight-line rent expense	122	168	237	388
Other non-recurring expenses	10	—	(195)	—
Adjusted FFO attributable to common stock and unit holders	$71,917	$63,324	$128,104	$110,929

(1)	Loan related costs included amortization of debt discounts, premiums and deferred loan origination costs.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to Adjusted EBITDAre
for Current Full Year 2018 Guidance
($ amounts in millions)

Guidance Midpoint

Net income	$113
Adjustments:
Interest expense	51
Income tax expense	7
Depreciation and amortization	157
EBITDA	$328
Gain on sale of investment properties	(42)
EBITDAre	$286
Adjustments related to non-controlling interests	(2)
Amortization of share-based compensation expense	9
Other(1)	1
Adjusted EBITDAre	$294

(1) Includes amortization of above and below market ground leases and straight-line rent and loss on extinguishment of debt.

Reconciliation of Net Income to Adjusted FFO
for Current Full Year 2018 Guidance
($ amounts in millions)

Guidance Midpoint

Net income	$113
Adjustments:
Depreciation and amortization related to investment properties	157
Gain on sale of investment properties	(42)
Adjustments related to non-controlling interests	(2)
FFO	$226
Amortization of share-based compensation expense	9
Other(2)	4
Adjusted FFO	$239

(2) Includes amortization of above and below market ground leases and straight-line rent, loss on extinguishment of debt, and loan related costs.

Xenia Hotels & Resorts, Inc.
Debt Summary
($ amounts in thousands)

	Rate Type	Rate(1)		Initial Maturity Date	Fully Extended Maturity Date(2)	Outstanding as of June 30, 2018

Andaz Napa	Fixed(3)	2.99%		March 2019	March 2020	$38,000
Marriott Charleston Town Center	Fixed	3.85%		July 2020	July 2020	15,651
Grand Bohemian Hotel Charleston (VIE)	Variable	4.59%		November 2020	November 2020	18,739
Grand Bohemian Hotel Mountain Brook (VIE)	Variable	4.59%		December 2020	December 2020	24,914
Marriott Dallas City Center	Fixed(3)	4.05%		January 2022	January 2022	51,000
Hyatt Regency Santa Clara	Fixed(3)	3.81%		January 2022	January 2022	90,000
Hotel Palomar Philadelphia	Fixed(3)	4.14%		January 2023	January 2023	59,500
Renaissance Atlanta Waverly Hotel & Convention Center	Variable	4.19%		August 2024	August 2024	100,000
The Ritz-Carlton, Pentagon City	Fixed(4)	3.69%		January 2025	January 2025	65,000
Residence Inn Boston Cambridge	Fixed	4.48%		November 2025	November 2025	62,325
Grand Bohemian Hotel Orlando	Fixed	4.53%		March 2026	March 2026	59,763
Marriott San Francisco Airport Waterfront	Fixed	4.63%		May 2027	May 2027	115,000
Total Mortgage Loans		4.16%	(5)			$699,892
Senior Unsecured Credit Facility	Variable	3.59%		February 2022	February 2023	—
Term Loan $175M	Partially Fixed(6)	2.74%		February 2021	February 2021	175,000
Term Loan $125M	Partially Fixed(6)	3.28%		October 2022	October 2022	125,000
Term Loan $125M	Partially Fixed(7)	3.62%		September 2024	September 2024	125,000
Mortgage Loan Discounts, net(8)						(223)
Unamortized Deferred Financing Costs, net						(6,919)
Total Debt, net of mortgage loan discounts and unamortized deferred financing costs		3.78%	(5)			$1,117,750

(1)	Variable index is one-month LIBOR. Interest rates as of June 30, 2018.

(2)
The majority of loans require minimum Debt Service Coverage Ratio and/or Loan to Value maximums to be extended. If the requirements are met, loan extension is at the discretion of Xenia and may require payment of an extension fee.

(3)	A variable interest loan for which the interest rate has been fixed for the entire term.

(4)
A variable interest loan for which the interest rate has been fixed through January 2023. The effective interest rate on the loan will be 3.69% through January 2019 after which the rate will increase to 4.95% through January 2023.

(5)	Weighted average interest rate as of June 30, 2018.

(6)	A variable interest loan for which LIBOR has been fixed for the entire term of the loan. The spread to LIBOR may vary, as it is determined by the Company's leverage ratio.

(7)	A variable interest loan for which LIBOR has been fixed through September 2022. The spread to LIBOR may vary, as it is determined by the Company's leverage ratio.

(8)	Loan discounts upon issuance of new mortgage loan or modification.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Hotel EBITDA and Hotel EBITDA Margin
For the Three and Six Months Ended June 30, 2018 and 2017
($ amounts in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2018	2017	Change		2018	2017	Change
Same-Property Revenues(1):
Rooms revenues	$175,768	$170,672	3.0%		$331,716	$331,640	0.0%
Food and beverage revenues	86,419	84,729	2.0%		172,816	171,893	0.5%
Other revenues	14,849	14,773	0.5%		28,838	28,374	1.6%
Total same-property revenues	$277,036	$270,174	2.5%		$533,370	$531,907	0.3%

Same-Property Expenses(1):
Rooms expenses	$38,133	$37,339	2.1%		$75,231	$74,322	1.2%
Food and beverage expenses	53,531	53,377	0.3%		106,377	107,135	(0.7)%
Other direct expenses	4,712	4,600	2.4%		8,967	8,974	(0.1)%
Other indirect expenses	62,566	60,663	3.1%		123,811	121,152	2.2%
Management and franchise fees	12,447	12,093	2.9%		23,835	25,389	(6.1)%
Real estate taxes, personal property taxes and insurance	11,841	11,411	3.8%		23,608	23,011	2.6%
Ground lease expense	1,031	1,073	(3.9)%		2,006	2,026	(1.0)%
Total same-property hotel operating expenses	$184,261	$180,556	2.1%		$363,835	$362,009	0.5%

Same-Property Hotel EBITDA(1)	$92,775	$89,618	3.5%		$169,535	$169,898	(0.2)%
Same-Property Hotel EBITDA Margin(1)	33.5%	33.2%	32	bps	31.8%	31.9%	(16	) bps

(1)
“Same-Property” includes all hotels owned as of June 30, 2018. "Same-Property" includes periods prior to the Company’s ownership of Hyatt Regency Grand Cypress, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Royal Palms Resort & Spa, and The Ritz-Carlton, Pentagon City, and excludes the NOI guaranty payment at Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented. The following is a reconciliation of Total Revenues and Total Expenses consolidated on a GAAP basis to Total Same-Property Revenues and Total Same-Property Expenses for the three and six months ended June 30, 2018:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Total Revenues - GAAP	$277,057	$244,392	$541,556	$462,852
Hotel revenues from prior ownership(a)	—	48,470	—	113,880
Hotel revenues from sold hotels	(21)	(22,688)	(8,186)	(44,161)
Other revenues	—	—	—	(664)
Total Same-Property Revenues	$277,036	$270,174	$533,370	$531,907

Total Hotel Operating Expenses - GAAP	$171,890	$147,613	$343,268	$288,083
Real estate taxes, personal property taxes and insurance	11,819	10,696	23,679	22,056
Ground lease expense, net(b)	1,030	1,253	2,485	2,474
Other (income)	(62)	(102)	(122)	(195)
Corporate-level costs and expenses	(429)	(141)	(852)	(377)
Hotel expenses from prior ownership(a)	—	34,745	1	77,608
Hotel expenses from sold hotels	13	(13,508)	(4,624)	(27,640)
Total Same-Property Hotel Operating Expenses	$184,261	$180,556	$363,835	$362,009

(a)
The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items, such as amounts related to guaranty/key money payments, that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.

(b)	Excludes amortization of ground lease intangibles.

Xenia Hotels & Resorts, Inc.
Portfolio Data by Market
As of June 30, 2018

Market(1)	% of Hotel EBITDA(2)	Number of Hotels	Number of Rooms
Orlando, FL(2)	10%	3	1,141
Houston, TX	10%	3	1,218
Phoenix, AZ(2)	8%	2	612
San Francisco/San Mateo, CA	7%	1	688
Washington, DC-MD-VA(2)	7%	3	772
Dallas, TX	7%	2	961
Boston, MA	6%	2	466
San Jose/Santa Cruz, CA	6%	1	505
California North	5%	2	416
Atlanta, GA	4%	1	522
Other	30%	18	3,551
Total	100%	38	10,852

(1)	As defined by STR, Inc.

(2)
Percentage of 2017 Pro Forma Portfolio Hotel EBITDA. Includes periods prior to the Company's ownership of Hyatt Regency Grand Cypress in Orlando, FL, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch and Royal Palms Resort & Spa in Phoenix, AZ, and The Ritz-Carlton, Pentagon City in Washington, DC-MD-VA.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Statistical Data by Market
For the Three and Six Months Ended June 30, 2018 and 2017

	Three Months Ended			Three Months Ended
	June 30, 2018			June 30, 2017			% Change
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR
Market(2)
Orlando, FL	78.0%	$202.01	$157.62	80.5%	$186.88	$150.44	4.8%
Houston, TX	68.2%	182.73	124.56	60.6%	183.24	110.97	12.2%
Phoenix, AZ	75.7%	255.20	193.10	72.2%	259.43	187.24	3.1%
San Francisco/San Mateo, CA	93.1%	231.76	215.74	89.6%	217.85	195.10	10.6%
Washington, DC-MD-VA	89.2%	265.41	236.77	88.8%	261.63	232.45	1.9%
Dallas, TX	71.5%	190.78	136.31	64.3%	185.78	119.46	14.1%
Boston, MA	91.1%	306.81	279.38	89.0%	315.02	280.44	(0.4)%
San Jose/Santa Cruz, CA	83.9%	261.38	219.24	81.3%	255.95	208.14	5.3%
California North	83.0%	292.12	242.45	79.3%	308.25	244.51	(0.8)%
Atlanta, GA	82.3%	152.51	125.58	81.5%	153.04	124.73	0.7%
Other	80.8%	213.35	172.42	81.4%	213.50	173.83	(0.8)%
Total	80.1%	$222.21	$177.99	78.2%	$220.11	$172.20	3.4%

	Six Months Ended			Six Months Ended
	June 30, 2018			June 30, 2017			% Change
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR
Market(2)
Orlando, FL	80.0%	$217.40	$174.01	81.1%	$203.89	$165.32	5.3%
Houston, TX	67.6%	184.53	124.83	65.2%	193.07	125.94	(0.9)%
Phoenix, AZ	80.6%	303.64	244.85	77.4%	306.64	237.34	3.2%
San Francisco/San Mateo, CA	89.3%	230.27	205.69	85.6%	228.57	195.62	5.1%
Washington, DC-MD-VA	79.9%	246.22	196.69	84.0%	254.70	214.01	(8.1)%
Dallas, TX	70.7%	191.87	135.71	66.3%	191.93	127.23	6.7%
Boston, MA	83.2%	257.73	214.41	79.4%	267.72	212.46	0.9%
San Jose/Santa Cruz, CA	83.9%	260.47	218.45	77.9%	261.27	203.46	7.4%
California North	77.8%	255.79	198.94	74.6%	269.60	201.04	(1.0)%
Atlanta, GA	82.5%	154.16	127.21	81.0%	153.61	124.44	2.2%
Other	74.9%	205.95	154.28	77.0%	206.72	159.27	(3.1)%
Total	77.1%	$218.88	$168.77	76.5%	$219.84	$168.15	0.4%

(1)
“Same-Property” includes all hotels owned as of June 30, 2018. "Same-Property" includes periods prior to the Company’s ownership of Hyatt Regency Grand Cypress, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Royal Palms Resort & Spa, and The Ritz-Carlton, Pentagon City. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented. The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items, such as amounts related to guaranty/key money payments, that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.

(2)	As defined by STR, Inc. Market rank based on Portfolio Data by Market as presented on prior page.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Historical Operating Data
($ amounts in thousands, except ADR and RevPAR)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2018	2018	2018	2018	2018

Occupancy	74.1%	80.1%	—	—	—
ADR	$215.24	$222.21	—	—	—
RevPAR	$159.47	$177.99	—	—	—

Hotel Revenues	$256,334	$277,036	—	—	—
Hotel EBITDA	$76,760	$92,775	—	—	—
Hotel EBITDA Margin	29.9%	33.5%	—	—	—

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2017	2017	2017	2017	2017

Occupancy	74.7%	78.2%	77.8%	73.4%	76.0%
ADR	$219.55	$220.11	$199.59	$208.87	$211.95
RevPAR	$164.06	$172.20	$155.20	$153.28	$161.14

Hotel Revenues	$261,733	$270,174	$234,686	$249,996	$1,016,589
Hotel EBITDA	$80,280	$89,618	$66,189	$73,668	$309,755
Hotel EBITDA Margin	30.7%	33.2%	28.2%	29.5%	30.5%

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2016	2016	2016	2016	2016

Occupancy	72.8%	79.3%	77.0%	69.8%	74.7%
ADR	$215.90	$218.43	$203.27	$208.70	$211.61
RevPAR	$157.28	$173.23	$156.58	$145.66	$158.15

Hotel Revenues	$251,478	$270,206	$238,029	$238,821	$998,534
Hotel EBITDA	$73,173	$89,904	$67,037	$67,275	$297,389
Hotel EBITDA Margin	29.1%	33.3%	28.2%	28.2%	29.8%

(1)
“Same-Property” includes all hotels owned as of June 30, 2018. "Same-Property" includes periods prior to the Company’s ownership of Hotel Commonwealth, Hyatt Regency Grand Cypress, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Royal Palms Resort & Spa, and The Ritz-Carlton, Pentagon City, and excludes the NOI guaranty payment at Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented and natural disaster disruption at multiple properties. These amounts include pre-acquisition operating results. The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items, such as amounts related to guaranty/key money payments, that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.